Exhibit 99.1

PhaseBio Appoints Richard A. van den Broek to Board of Directors

Malvern, PA, and San Diego, CA, March 4, 2019 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced the appointment of Richard A. van den Broek to its board of directors, effective February 27, 2019.

“I am delighted to welcome Richard to PhaseBio’s board of directors,” said Jonathan P. Mow, Chief Executive Officer of PhaseBio. “Richard’s prior board experience and deep understanding of biopharmaceutical capital markets will be of great value as we continue to execute corporate and clinical milestones and build value for our stockholders.”

Mr. van den Broek has nearly 30 years of experience in financial strategy and investment fund management in the life sciences industry. He currently serves as managing partner of HSMR Advisors, an investment fund focused on the biotechnology industry. Prior to joining HSMR Advisors in 2004, Mr. van den Broek served as partner at Cooper Hill Partners. Earlier in his career, Mr. van den Broek was a biotechnology analyst at Hambrecht & Quist, Merrill Lynch and Oppenheimer & Co. Inc. Mr. van den Broek holds a bachelor’s degree from Harvard University and is a Chartered Financial Analyst. Mr. van den Broek has previously served as a Director at companies including Pharmacyclics, Inc., Response Genetics, Inc., and Celldex Therapeutics, Inc.

“I am pleased to be joining PhaseBio’s board of directors at this exciting time for the company,” said Mr. van den Broek. “I look forward to contributing to PhaseBio’s continued success as the company advances its pipeline of innovative therapies with the potential to transform the lives of people living with orphan diseases.”

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

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Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

Media Contact:

Sarah Hall

6 Degrees

(215) 313-5638

shall@6degreespr.com